Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BFC Financial Corporation:

We consent to the use of our report dated February 3, 2003, except as to the first paragraph of note 1 and footnote 24, which are as of February 11, 2005, with respect to the consolidated statement of financial condition of BFC Financial Corporation and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the headings “Experts”, “Summary Consolidated Financial Data”, “Summary Parent Company Only Financial Data”, “Selected Consolidated Financial Data” and Selected Parent Company Only Financial Data” in the prospectus.

Our report refers to a change in method of accounting for goodwill and intangible assets in 2002 and for derivative instruments and hedging activities in 2001.

KPMG LLP

Fort Lauderdale, Florida

February 11, 2005